Exhibit 5.19

ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200
FACSIMILE: (212) 480-8421	901 K STREET, N.W.
WWW.SEWKIS.COM	WASHINGTON, DC 20001
TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

 June 10, 2022

Valaris Limited

Clarendon House, 2 Church Street

Hamilton, Bermuda, HM 11

Re:	Valaris Limited

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Valaris Limited, a Bermuda exempted company (the “Company”) and its wholly-owned subsidiary, ENSCO Offshore International Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Marshall Islands Guarantor”) in connection with (a) the Company’s registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), by Post-Effective Amendment No. 1 (the “Amendment”) filed on or about June 13, 2022 to the Registration Statement on Form S-3 (File No. 333-263353) (as amended by the Amendment, the “Registration Statement”) of, inter alia, the Company’s Senior Secured First Lien Notes due 2028 (the “Notes”), and (b) the guarantees of the Notes by the Marshall Islands Subsidiary and certain other direct or indirect wholly-owned subsidiaries of the Company pursuant to the indenture dated as of April 30, 2021 (the “Indenture”) by and among the Company, the Marshall Islands Guarantor, the other subsidiary guarantors and Wilmington Saving Fund Society, FSB as trustee and first lien collateral agent.

In formulating our opinion, we have examined (a) the Marshall Islands Guarantor’s articles of incorporation and bylaws, (b) the Registration Statement, (c) the Indenture and (d) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company or the Marshall Islands Guarantor, certificates of public officials, officers of the Company or Marshall Islands Guarantor and such other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company or Marshall Islands Guarantor are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement and the Indenture and such other documents, agreements and instruments.

Valaris Limited
June 10, 2022

We have further assumed for the purposes of the opinions expressed herein, without investigation, that the Notes are validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

(1)       The Marshall Islands Guarantor is validly existing as a corporation in good standing under the laws of the Republic of the Marshall Islands based solely on a certificate of good standing dated as of June 10, 2022.

(2)       The Marshall Islands Guarantor has all requisite power and authority under its Articles of Incorporation and Bylaws to enter into, execute and perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Marshall Islands Guarantor.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very Truly Yours,

/s/ Seward & Kissel LLP